Exhibit 10(n)

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of December, 2003, by and between Kenneth D. Lewis (“Executive”) and Bank of America Corporation, a Delaware corporation (the “Corporation”).

Statement of Purpose

Executive has been employed by the Corporation pursuant to that certain Employment Agreement dated April 10, 1998 and effective as of September 30, 1998, as amended (the “Employment Agreement”). The Employment Agreement is currently scheduled to terminate effective September 30, 2004. At Executive’s request, the parties have determined to terminate the Employment Agreement effective as of the date hereof in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing statement of purpose and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement is terminated effective as of the date hereof, provided that the “Confidential Information” provisions of Section 9 of the Employment Agreement shall remain in effect. In that regard, from and after the date hereof, as is the case with associates within the Corporation and its subsidiaries generally, Executive shall have the right to terminate his employment at any time with or without cause or notice, and the Corporation reserves for itself an equal right.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

BANK OF AMERICA CORPORATION

By:	/s/ STEELE ALPHIN
Name: Steele Alphin Title: Corp. Personnel Dir.

“Corporation”

/s/ KENNETH D. LEWIS
Kenneth D. Lewis

“Executive”